Exhibit 23.1

Consent of Independent Accountants

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-80577, No. 33-00514, No. 333-46473, No. 333-80087, No. 333-80089, No. 333-85093, No. 333-38966, No. 333-38988, No. 333-50582, No. 333-50584 and No. 333-68362) and the Registration Statement on Form S-3 (No. 333-49092) of RadiSys Corporation and subsidiaries of our report dated February 25, 2002 relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 25, 2002 related to the financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Portland, Oregon

March 26, 2002